Exhibit 10.12

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of August 22, 2005, by and between AmCOMP Incorporated, a Delaware corporation with its principal office at 701 U.S. Highway One, North Palm Beach, Florida 33408 (the “Company”), and DEBRA CERRE-RUEDISILI, residing at 2764 SE Ranch Acres Circle, Jupiter, FL 33478 (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company and the Employee are parties to that certain Employment Agreement dated January 1, 2004 as amended by that certain Letter Agreement dated April 13, 2005 (the “Prior Agreement”);

WHEREAS, the Company and Employee desire that this Agreement supersede the Prior Agreement; and

WHEREAS, the Company desires to employ the Employee for the period provided in this Agreement and the Employee is willing to accept such employment with the Company on a full-time basis, all in accordance with the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto covenant and agree as follows:

1.             Employment.  (a) The Company hereby employs the Employee, and the Employee hereby accepts such employment with the Company, for the period set forth in Section 2 hereof, all upon the terms and conditions hereinafter set forth.

(b)           The Employee affirms and represents that she is under no obligation to any former employer or other party that is in any way inconsistent with, or that imposes any restriction upon, the Employee’s acceptance of employment hereunder with the Company, the employment of the Employee by the Company, or the Employee’s undertakings under this Agreement.

2.             Term of Employment.  (a) unless earlier terminated as provided in this Agreement, the term of the Employee’s employment under this Agreement shall be for a period beginning on the date hereof and ending on December 31, 2008 (the “Initial Term”).

(b)           The term of the Employee’s employment under this Agreement shall be automatically renewed for additional one-year terms (each a “Renewal Term”) upon the expiration of the Initial Term or any Renewal Term unless the Company or the Employee delivers to the other, at least 90 days prior to the expiration of the Initial Term or the then current Renewal Term, as the case may be, a written notice (a “Non-Renewal Notice”) specifying that the term of the Employee’s employment will not be renewed at the end of the Initial Term or such Renewal Term, as the case may be.  The period from the date hereof until December 31, 2008 or, in the event that the Employee’s employment hereunder is earlier terminated as provided herein or renewed as provided in this Section 2(b), such shorter or longer period, as the case may be, is hereinafter called the “Employment Term.”

3.             Duties.  The Employee shall be employed as a senior executive officer of the Company, shall faithfully and competently perform such duties as are inherent in such position and shall also perform and discharge such other senior executive employment duties and responsibilities as the Board of Directors of the Company shall from time to time reasonably determine.  The Employee shall perform her duties principally from the Company’s office in Palm Beach County, Florida, with such travel to such other locations from time to time as the Board of Directors of the Company may reasonably prescribe.  Except as may otherwise be approved in advance by the Board of Directors of the Company, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability or non-profit public service activities, the Employee shall devote her full time throughout the Employment Term to the services required of  her  hereunder.  The Employee shall render her business services exclusively to the Company and its subsidiaries during the Employment Term and shall use her best efforts, judgment and energy to improve and advance the business and interests of the Company and its subsidiaries in a manner consistent with the duties of her position.

4.             Salary and Bonus.  As compensation for the complete and satisfactory performance by the Employee of the services to be performed by her hereunder during the Employment Term, the Company shall pay the Employee a base salary at the annual rate of $285,000 (such amount, together with any increases thereto as may be determined from time to time by the Board of Directors or the Compensation Committee of the Company, being hereinafter referred to as “Salary”).  All Salary payable hereunder shall be paid in regular intervals in accordance with the Company’s payroll practices from time to time in effect.  The Company shall also pay to the Employee such incentive compensation and bonuses, if any, (a) as the Board of Directors or the Compensation Committee may determine to award the Employee, and (b) to which the Employee may become entitled pursuant to the terms of any incentive compensation or bonus program, plan or agreement from time to time in effect and applicable to the Employee.

5.             Other Benefits.  During the Employment Term, the Employee shall:

(a)           be eligible to participate in employee fringe benefits and pension and/or profit sharing plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

(b)           be eligible to participate in any medical and health plans or other employee welfare benefit plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

(c)           be entitled to 30 days’ paid time off in each calendar year.  The Employee shall also be entitled to all paid holidays given by the Company to its senior executive employees;

(d)           be eligible for consideration by the Board of Directors of the Company for awards of stock options under any stock option plan that may be established by the Company for its and its subsidiaries’ key employees, the amount, if any, of shares with respect to which options may be granted to Employee to be in the sole discretion of the Board of Directors or the Compensation Committee of the Company;

(e)           be entitled to sick leave, sick pay and disability benefits in accordance with any Company policy that may be applicable to senior executive employees from time to time; and

(f)            be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by the Employee in the performance of her duties hereunder in accordance with the Employee’s existing arrangements with the Company.

6.             Confidential Information.  The Employee hereby covenants, agrees and acknowledges as follows:

(a)           The Employee has and will have access to and will participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of the Company and any present and future subsidiaries or affiliates of the Company (collectively with the Company, the “Companies”), including but not limited to (i) customer lists; claims histories, adjustments and settlements and related records and compilations of information; the identity, lists or descriptions of any new customers, referral sources or organizations; financial statements; cost reports or other financial information; contract proposals or bidding information; business plans; training and operations methods and manuals; personnel records; software programs; reports and correspondence; premium structures; and management systems policies or procedures, including related forms and manuals; (ii) information pertaining to future developments such as future marketing or acquisition plans or ideas, and potential new business locations and (iii) all other tangible and intangible property that are used in the business and operations of the Companies but not made public.  The information and trade secrets relating to the business of the Companies described hereinabove in this paragraph (a), whether acquired while Employee was employed on an “at will” basis or pursuant to this Agreement or any predecessor employment agreement, are hereinafter referred to collectively as the “Confidential Information,” provided that the term Confidential Information shall not include any information (x) that is or becomes generally publicly available (other than as a result of violation of this Agreement by the Employee or the violation of an agreement of like tenor by any other person or entity) or (y) that the Employee receives on a nonconfidential basis from a source (other than the Companies or their representatives) that is not known by  her  to be bound by an obligation of secrecy or confidentiality to any of the Companies.

(b)           The Employee shall not disclose, use or make known for her or another’s benefit any Confidential Information or use such Confidential Information in any way, except as is in the best interests of the Companies in the performance of the Employee’s duties under this Agreement.  The Employee may disclose Confidential Information when required by a third party and applicable law or judicial process, but only after providing (i) immediate notice to the Company of any third party’s request for such information, which notice shall include the

Employee’s intent with respect to such request, and (ii) sufficient opportunity for the Company to challenge or limit the scope of the disclosure on behalf of the Companies, the Employee or both.

(c)           Upon termination of her employment with the Company for any reason, the Employee shall forthwith return to the Company all Confidential Information in whatever form maintained (including, without limitation, computer discs and other electronic media).

(d)           Without limiting the generality of Section 11 hereof, the foregoing provisions of this Section 6 shall survive the expiration or termination of this Agreement and shall be binding upon the Employee’s heirs, successors and legal representatives.

7.             Termination.

(a)           The Employee’s employment hereunder shall be terminated upon the occurrence of any of the following:

(i)            the death of the Employee;

(ii)           the Employee’s inability to perform her duties on account of disability or incapacity for a period of 180 or more days, whether or not consecutive, within any period of 12 consecutive months;

(iii)          the Company giving written notice, at any time, to the Employee that the Employee’s employment is being terminated for “cause” (as defined below); or

(iv)          the Company giving written notice, at any time, to the Employee that the Employee’s employment is being terminated other than pursuant to clause (i), (ii) or (iii) above.

The following actions, failures and events by or affecting the Employee shall constitute “cause” for termination within the meaning of clause (iii) above:  (A) an indictment for or conviction of the Employee of, or the entering of a plea of nolocontendere by the Employee with respect to, having committed a felony, (B) use of controlled substances or alcohol in the workplace or outside of the workplace in such a manner as impairs or prevents the performance of the Employee’s duties hereunder or endangers the Employee or any other employee of the Company, (C) acts of dishonesty or moral turpitude by the Employee that are detrimental to one or more of the Companies, (D) acts or omissions by the Employee that the Employee knew were likely to damage the business of one or more of the Companies, (E) willful and repeated failure of the Employee to perform any material duties hereunder or gross negligence of the Employee in the performance of such duties, or (F) failure by the Employee to obey the reasonable and lawful orders and policies of the Board of Directors that are consistent with the provisions of this Agreement (provided that, in the case of an indictment described in clause (A) above, and in the case of clause (B), (C), (D) or (E) above, the Employee shall have received written notice of such proposed termination and a reasonable opportunity to discuss the matter with the Board of Directors of the Company, followed by written notice that the Board of Directors of the Company adheres to its position.

(b)           Notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law, the Company (and its affiliates) shall not be obligated to make any payments to the Employee or on her behalf of whatever kind or nature by reason of the termination of the Employment Term (i) by the Employee (except in the case of the breach of this Agreement by the Company) or (ii) pursuant to clause (i), (ii) or (iii) of Section 7(a) above, other than (x) such amounts, if any, of her Salary or the additional compensation payable pursuant to Section 4(c) hereof as shall have accrued and remained unpaid as of the date of said termination and (y) such other amounts, if any, that may be then otherwise payable to the Employee pursuant to the terms of the Company’s benefits plans or arrangements or pursuant to Section 5(f) above.

(c)           If (i) the Company terminates Employee’s employment hereunder pursuant to clause (iv) of Section 7(a), whether during the Initial Term or during any continuation of employment pursuant to Section 2(b) above, or (ii) the Company determines not to renew the employment of the Employee at the end of the Initial Term or any Renewal Term as contemplated by Section 2(b) above, the Company shall pay to the Employee in 18 equal monthly installments, on the date in each month corresponding with the date of termination commencing with the month following termination and continuing for 17 additional consecutive months thereafter, as severance pay, an amount equal to one twelfth (1/12th) of the sum of (x) the Employee’s annual Salary in effect immediately prior to such termination, and (y) the amount of incentive compensation and bonuses paid to the Employee in respect of the most recent fiscal year preceding such termination.  In any such event, the Company shall provide the Employee with the benefits referenced in Section 5(b) hereof through the end of the 18-month period referenced above.

(d)           No interest shall accrue on or be paid with respect to any portion of any payments hereunder.

(e)           The Company acknowledges that it would be very difficult and generally impracticable to determine the Employee’s ability to, or the extent to which she may, mitigate any damages or injuries that she may incur by reason of termination of employment under the circumstances described in Section 7(c).  The Company has taken this into account in entering into this Agreement and, accordingly, the Company acknowledges and agrees that the Employee shall have no duty to mitigate any such damages and that she shall be entitled to receive the amount provided in Section 7(c) regardless of any income that she may receive from other sources following the date she becomes entitled to receive such amount.

8.             Assignability.

(a)           Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee or her beneficiaries or legal representatives without the Company’s prior written consent; provided, however, that nothing in this Section 8(a) shall preclude the Employee from designating a beneficiary to receive any benefit payable hereunder upon her death or incapacity.

(b)           Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or to assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

9.             Restrictive Covenants.

(a)           During the Employment Term and, in the event that the Employee’s employment is terminated for any reason (including the non-renewal of this Agreement in accordance with Section 2(b) above), during the 18-month period following such termination, the Employee will not directly or indirectly (as a director, officer, executive employee, manager, consultant, independent contractor, advisor or otherwise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with any business or organization that engages in competition with any of the Companies within the meaning of Section 9(d), provided, however, that the provisions of this Section 9(a) shall not be deemed to prohibit the Employee’s ownership of not more than 2% of the total shares of all classes of stock outstanding of any publicly held company.

(b)           In the event that the Employee’s employment is terminated for any reason (including the non-renewal of this Agreement in accordance with Section 2(b) above), during the 18-month period following such termination, the Employee will not directly or indirectly hire, solicit, retain, compensate or otherwise induce or attempt to induce any person who is or was an employee of any of the Companies during the six months prior to the Employee’s termination, to leave the employ of the Companies, or in any way interfere with the relationship between any of the Companies and any employee thereof.

(c)           During the Employment Term and, in the event that the Employee’s employment is terminated for any reason (including the non-renewal of this Agreement in accordance with Section 2(b) above), during the 18-month period following such termination, the Employee will not directly or indirectly hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other business relation of any of the Companies if such action by  her  would have a material adverse effect on the business, assets or financial condition of any of the Companies, or materially interfere with the relationship between any such person or entity and any of the Companies.

(d)           (i)            For purposes of this Section 9, a person or entity (including, without limitation, the Employee) shall be deemed to be a competitor of one or more of the Companies, or a person or entity (including, without limitation, the Employee) shall be deemed to be engaging in competition with one or more of the Companies, if such person or entity (A) is a stock or mutual insurance company or an insurance fund engaged in writing workers’ compensation insurance or any other form of insurance that is provided or proposed to be provided by any of the Companies at the time of termination of the Employee’s employment with the Company (any such form of insurance being hereinafter referred to as the “Specified Insurance”), (B) is an agency or broker for a stock or mutual insurance company or an insurance fund engaged in writing any Specified Insurance, or (C) in any way conducts, operates, carries out or engages in the business of managing any entity described in clause (A) or (B), in any of the foregoing cases in the State of Florida or any other state of the United States of America in which any of the Companies conduct, or are actively investigating the possibility of conducting, their businesses at the time of termination of the Employee’s employment with the Company.  The provisions of this Section 9 shall cease to be applicable to any state in which the Companies are actively investigating the possibility of conducting their businesses at the time of termination of Employee’s employment with the Company, unless within three months after such termination, the Companies, or any of them, have commenced soliciting prospective policyholders in such state, and have effectuated any one of the following:  (x) the opening of an office in such state; (y) the hiring of one or more employees to be employed in such state; or (z) the engagement of one or more agents in such state.

(ii)           For purposes of this Section 9, no corporation or entity that may be deemed to be an affiliate of the Companies solely by reason of its being controlled by, or under common control with, Sam A. Stephens, Welsh, Carson, Anderson & Stowe VII, L.P. or Sprout Growth II, L.P. or any of their respective affiliates other than the Companies, will be deemed to be an affiliate of the Companies.

(e)           In connection with the foregoing provisions of this Section 9, the Employee represents that her experience, capabilities and circumstances are such that such provisions will not prevent  her  from earning a livelihood.  The Employee further agrees that the limitations set forth in this Section 9 (including, without limitation, time and territorial limitations) are reasonable and properly required for the adequate protection of the current and future businesses of the Companies.  It is understood that the covenants made by the Employee in this Section 9 (and in Section 6 hereof) shall survive the expiration or termination of this Agreement.

10.           Legitimate Business Interests of the Companies.

(a)           The parties hereto acknowledge and agree that the matters set forth above in Sections 6 and 9 constitute the “legitimate business interests” of the Companies within the meaning of Florida Statutes 542.335 and are hereby conclusively agreed to be legally sufficient to support such covenants.  Such “legitimate business interests” include but are not necessarily limited to trade secrets; valuable confidential business or professional information that does not legally qualify as trade secrets; substantial relationships with specific prospective or existing customers or clients; customer or client good will associated with an ongoing business in a specific geographic location and a specific marketing area; and extraordinary or specialized training.  It is further acknowledged and agreed that all such restrictive covenants set forth above are reasonably necessary to protect the legitimate business interests of the Companies and are not overbroad or unreasonable.  It is acknowledged and agreed that the Company is specifically relying upon the foregoing statements in entering into this Agreement.

(b)           The Employee acknowledges that a remedy at law for any breach or threatened breach of the provisions of Sections 6 and 9 would be inadequate, that the Companies would be irreparably injured by such breach and that, therefore, the Companies shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach.

11.           Binding Effect.  Without limiting or diminishing the effect of Section 8 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

12.           Notices.  All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid, or (iii) sent via a nationally recognized overnight courier, to the parties at their respective addresses set forth above, or to such other address or addresses as either party shall have designated in writing to the other party hereto.  The date of the giving of such notices delivered personally or by carrier shall be the date of their delivery and the date of giving of such notices by certified or registered mail shall be the date five days after the posting of the mail.

13.           Law Governing.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, except that body of law relating to choice of laws.

14.           Severability.  In the event that any court of competent jurisdiction shall finally hold that any provision of Section 6 or 9 hereof is void or constitutes an unreasonable restriction against the Employee, Section 6 or 9, as the case may be, shall not be rendered void, but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances, and, in such connection, the parties hereto authorize any such court to modify or sever any such provision, including without limitation, any such provision relating to duration and geographical area, to the extent deemed necessary or appropriate by such court.  If any part of this Agreement other than Section 6 or 9 is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

15.           Waiver.  Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

16.           Entire Agreement; Modifications.  This Agreement, together with that certain Severance Benefits Agreement dated the date hereof between the Company and the Employee,  constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof, including (without limitation) the Prior Agreement.  This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

17.           Survival of Provisions.  Neither the termination of this Agreement, nor of Executive’s employment hereunder, shall terminate or affect in any manner any provision of this Agreement that is intended by its terms to survive such termination, including without limitation, the provisions of Sections 4 to 7 inclusive and Sections 9 and 11 hereof.

18.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Employee have duly executed and delivered this Agreement as of the day and year first above written.

AMCOMP INCORPORATED

By:	/s/ Fred R. Lowe
Fred R. Lowe
Chief Executive Officer

/s/ Debra Cerre-Ruedisili
DEBRA CERRE-RUEDISILI